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                      September 27, 2023

       Thomas Ren
       Chief Financial Officer
       Cheetah Mobile Inc.
       Building No. 11
       Wandong Science and Technology Cultural Innovation Park
       No.7 Sanjianfangnanli, Chaoyang District
       Beijing 100024
       People   s Republic of China

                                                        Re: Cheetah Mobile Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 18,
2023
                                                            File No. 001-36427

       Dear Thomas Ren:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Sheryl (Xuyang) Zhang